Exhibit 99.8

CONSENT OF GREENHILL & CO., LLC

We hereby consent to (i) the use of our opinion letter, dated December 15, 2019, to the Board of Directors of International Flavors & Fragrances Inc. (“IFF”) included as Annex A to the prospectus which forms a part of the registration statement on Form S-1 and Form S-4 relating to the proposed merger between IFF and Nutrition & Biosciences, Inc., and (ii) the references to such opinion in such prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the initial filing of the aforementioned registration statements. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

GREENHILL & CO., LLC

By:	/s/ Kevin M. Costantino

Name:	Kevin M. Costantino
Title:	Managing Director

May 7, 2020